Exhibit 99.2

JOINDER AGREEMENT

This JOINDER AGREEMENT (the “Joinder”) is dated as of April 22, 2021 by and among Legion Partners Holdings, LLC, Legion Partners, L.P. I, Legion Partners, L.P. II, Legion Partners, LLC, Legion Partners Asset Management, LLC, Christopher S. Kiper and Raymond White (collectively, “Legion Partners”), Marjorie L. Bowen, Thomas M. Kibarian, Margenett Moore-Roberts, Dawn H. Robertson, Georgina L. Russell and Hobart P. Sichel (together with Legion Partners, Mmes. Bowen, Moore-Roberts, Robertson, and Russell and Mr. Kibarian, the “Existing Members”), and Eugene R. McCarthy (the “New Member”).

WHEREAS, the Existing Members are parties to that certain Group Agreement dated as of April; 12, 2021 (the “Agreement”), pursuant to which the Existing Members formed a “group” (as contemplated by Section 13(d) of the Securities Exchange Act of 1934, as amended) for the purpose of working together to enhance shareholder value at Genesco Inc., a Tennessee corporation (the “Company”) including (i) soliciting proxies for the election of the persons nominated by the Group (as defined in the Agreement) to the Board of Directors of the Company at the 2021 annual meeting of shareholders of the Company, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing; and

WHEREAS, the New Member desires to join the Group formed by the Existing Members.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements of the parties herein contained, the parties hereby agree as follows:

1.            Effective immediately, the New Member is joined as a party to the Agreement.

2.            The New Member agrees to be bound by the terms of the Agreement, including the obligations of a member of the Group, the terms of which are incorporated herein and made a part hereof.

3.            This Joinder may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed as of the day and year first above written.

Legion Partners, L.P. I

By:	Legion Partners Asset Management, LLC Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Legion Partners, L.P. II

By:	Legion Partners Asset Management, LLC Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Legion Partners, LLC

By:	Legion Partners Holdings, LLC Managing Member

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

Legion Partners Asset Management, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Legion Partners Holdings, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

/s/ Christopher S. Kiper

Christopher S. Kiper

Individually and as attorney-in-fact for each of Marjorie L. Bowen, Thomas M. Kibarian, Margenett Moore-Roberts, Eugene R. McCarthy, Dawn H. Robertson, Georgina L. Russell and Hobart P. Sichel.

/s/ Raymond White
Raymond White